 Exhibit 6.14

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (“Agreement”) is made in Jerusalem this 8 day of August 2019 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

SCOPUS BIOPHARMA INC., 420 Lexington Avenue, Suite 300, New York NY, 10170 (the “Company”), of the second part; (each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	in accordance with the terms of a Memorandum of Understanding between the Company’s Israeli subsidiary, Scopus BioPharma of Israel, Ltd., and Yissum dated July 28, 2018 (“MOU”), the Company is funding research which the Researcher has performed and is performing for the benefit of the Company;

WHEREAS:	research has been and is being conducted by Dr. Dimitri Tsvelikhovsky (the “Researcher”) at the University (as defined in Section 1 below), in accordance with research plans set forth in the MOU;

WHEREAS:	in conducting the research under the MOU, the Researcher developed (i) new chemical derivatives of CBG and THCV;(ii) new chemical conjugates of CBD and known drugs and (iii) a basis for a new synthesis protocol for known cannabinoid molecules, including CBD, THC, CBG and THCV;

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions, know-how and the results of research created by scientists of the University vest solely with Yissum, including the technology developed by the Researcher as aforesaid; and

WHEREAS:	the Company has represented to Yissum that (i) the Company is experienced in the development of Products based on inventions and the results of research of the type that are the subject of the MOU and this Agreement; and (ii) either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing, sale and distribution of such products; and

WHEREAS:	the Company wishes to obtain a license from Yissum for the development and commercialization of all the inventions and results derived from the Research and any Licensed Patents that may hereafter issue based upon the Research; and

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions but shall be afforded no legal effect.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Additional Ingredient” shall mean any compound or substance which (i) is contained in a product and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect independent of a Product, either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances (including the Product) contained in such product.

1.4.2.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint a majority of directors; provided, however, a Subsidiary of the Company shall not be deemed an Affiliate in connection with any Sublicense but instead shall be deemed the Company hereunder.

1.4.3.	“Combination Product” shall mean a product, substance or device which comprises a Product and at least one Additional Ingredient.

1.4.4.	“Commercial Product” shall mean a Product which is not a Regulated Product.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4.5.	“Development Plans” shall mean the written plans and timetables, for Regulated Products and Commercial Products, copies of which are attached to this Agreement as Appendix B, for the development and the commercialization of any Products that may result from the Research including specific development milestones, prepared by the Company and approved by Yissum pursuant to Section 5.1 below.

1.4.6.	“Development Results” shall mean the results of activities carried out by the Company or by third parties (other than the Researcher and his/her team or any other University employee) at the direction of the Company pursuant to the Development Plans or otherwise in fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5 below), including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plans.

1.4.7.	“First Commercial Sale” shall mean the first sale of a Regulated Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Regulated Product. Notwithstanding the foregoing and for the avoidance of doubt, sales of Regulated Products for the purposes of clinical trials or other testing prior to a First Commercial Sale shall entitle Yissum to payment of consideration in accordance with Section 7 below, but shall not be considered a First Commercial Sale.

1.4.8.	“Joint Patents” shall have the meaning set forth in Section 9.2 below.

1.4.9.	“Initial Research Budget” means the budget for the Initial Research Program as set forth in the MOU.

1.4.10.	“Initial Research Period” means the period for the Initial Research Program set forth in the MOU.

1.4.11.	“Initial Research Program” means the initial program under which the Research is being funded by the Company and carried out and being conducted by the Researcher, as set forth in the MOU.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4.12.	“Know-How” shall mean any non-public, proprietary, tangible or intangible information, techniques, technology, practices, trade secrets, inventions, methods, processes, knowledge, ancillary materials, results or devices (whether patentable or not) developed by the Researcher prior to the execution of this Agreement solely and directly related to the subject matter claimed in any Licensed Patents and Research, including under the Initial Research Program, and belonging to Yissum and described generally in Appendix A.

1.4.13.	“License” shall have the meaning set forth in Section 3.1 below.

1.4.14.	“Licensed Patents” shall mean (i) any future patents resulting from Research Results , and any patent application that claims priority therefrom; as well as (ii) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), and/or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing. The Licensed Patents at the date of this Agreement are set forth in Appendix A, which shall be updated from time to time to include new Licensed Patents.

1.4.15.	“Licensed Technology” shall mean the Know-How, the Research Results and any Licensed Patents, as well as Yissum’s interest in the Joint Patents.

1.4.16.	“Net Sales” shall mean:

(a)	the gross sales price invoiced for sales of Products by the Company, an Affiliate or Sublicensee to a third party; or

(b)	the fair market value of non-monetary consideration received in connection with such sales; after deduction of: (i) commercially reasonable discounts and return credits to the extent actually taken by third parties; (ii) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; and (iii) sales taxes, including VAT paid by customers for transfer in full to applicable tax authorities; provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

In the event of sales of Products made through a distributor, or marketing agent where the transfer to the distributor or marketing agent was made for a price certain without the Company, Affiliate or Sublicensee being entitled to any further compensation for such transfer based upon the price at which the distributor or marketing agent sells Products to a third party, the sales made by such distributor or marketing agent to a third party shall not be deemed gross sales for the purposes of this Agreement. Rather, the gross sales shall be the amounts invoiced for Products transferred to such distributor or marketing agent by the Company, an Affiliate or Sublicensee.

In the event of sales or deductions not made at “arms-length”, then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with armslength prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties.

1.4.17.	“Product” shall mean any product, system, device, material, method, process or service, the development, manufacture, provision or sale of which, in whole or in part (i) uses, exploits, comprises, contains, improves upon or incorporates the Licensed Technology or any part thereof, or is otherwise covered thereby, or falls within the scope thereof, in whole or in part, or uses the Licensed Technology as a basis for subsequent modifications; or (ii) but for the License (as defined below) would infringe any claim of a Licensed Patent.

1.4.18.	“Representatives” shall mean employees, researchers, officers, agents, subcontractors, consultants, and/or any other person or entity acting on a Party’s behalf.

1.4.19.	“Regulated Product” shall mean a Product of a pharmaceutical nature that requires regulatory approval to sell and market after having undergone human clinical trials

1.4.20.	“Research” shall mean the research conducted by the Researcher prior to the Effective Date, solely and directly related to the subject matter in the preamble under the Initial Research Program, and to be conducted from time to time hereafter under the Initial Research Program and any Subsequent Research Program.

1.4.21.	“Research Results” shall mean any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature, discovered or occurring in the course of, or arising from, the performance of any Research, including any patent applications and patents (which shall be added to Exhibit A hereunder), information, material, results, devices or know-how arising therefrom.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4.22.	“Researcher” shall mean Dr. Dmitry Tsvelikhovsky, or such other person as determined and appointed from time to time by Yissum to supervise and to perform the Research, if applicable.

1.4.23.	“Royalties” shall have the meaning set forth in Section 7.1 below

1.4.24.	“Subsequent Research Budget” shall mean the budget set forth for any Subsequent Research Program.

1.4.25.	“Subsequent Research Period” shall mean the expected length of any Subsequent Research Program.

1.4.26.	“Subsequent Research Program” shall mean a program under which future Research shall be funded by the Company and shall be carried out and conducted by the Researcher in accordance with any Subsequent Research Program.

1.4.27.	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement with a subcontractor in which the Company must grant the subcontractor the right to make use of the Licensed Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor, including, but not limited to, manufacturing or developing any of the Products (or part thereof); or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company’s behalf, for the development of any of the Products (or part thereof); provided that in no event shall the consideration (if any) therefor comprise any Products; and further provided that such subcontracting agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term “Subcontractor” shall be construed accordingly.

1.4.28.	“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense (or the grantor’s related entity), excluding a Subcontracting Agreement.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4.29.	“Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee as a result of the grant of a Sublicense or an option for a Sublicense and/or pursuant thereto, except amounts received by the Company which constitute royalties based on sales by Sublicensees in respect of which the Company is required to pay Royalties to Yissum and amounts received for research and development of Products as can be shown by documented research or development program and budget.

1.4.30.	“Sublicense Fees” shall have the meaning set forth in Section 7.3 below.

1.4.31.	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.32.	“Subsidiary” shall mean a direct or indirect wholly-owned business entity of the Company.

1.4.33.	“Territory” shall mean worldwide.

1.4.34.	“Third Party License” shall mean a license from an unaffiliated third party to one or more valid and enforceable patents issued in the United States or any other jurisdiction, the claims of which cover one or more active ingredients of the Product and without which the Company, its Affiliates and/or its or their Sublicensees would not be reasonably able to develop, manufacture and commercialize such Product in a particular country.

1.4.35.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

2.	The Research

2.1.	In addition to the Initial Research Program, the Company may finance performance of a Subsequent Research Program in accordance with a Subsequent Research Budget during a Subsequent Research Period or any amendments thereof as may be agreed upon by the Company and Yissum following completion of the Initial Research Program.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.2.	Any Research to be conducted pursuant to the Initial Research Program shall be governed by the MOU. Any Subsequent Research Program shall be under the supervision of the Researcher. Should the Researcher be unable to complete the Research under a Subsequent Research Program for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement researcher on reasonable grounds within 20 days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate any Subsequent Research Program, in which case monies paid to Yissum for the Research pursuant to the Subsequent Research Budget which have not been expended at the time of termination will be refunded to the Company; provided that the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments that were part of the Subsequent Research Budget and entered into by Yissum prior to having received the Company’s written notice of termination.

2.3.	For the avoidance of doubt, should the Company wish to place its employees in the laboratories of the Researcher on any campus of the University in connection with the Research or any other aspect of this Agreement it may do so after executing a separate agreement with Yissum setting out the terms of such placement; provided, however, that the Company shall have the right to have its representative visit the Researcher’s laboratories on an ad hoc, periodic basis with advanced coordination with the Researcher without the need for the execution of an agreement.

2.4.	The compensation to Yissum for the performance of the Subsequent Research Program, subject to any earlier termination of the Subsequent Research Program, shall be set forth in a Subsequent Research Budget as agreed upon by Yissum and the Company.

2.5.	For the avoidance of doubt, nothing herein shall prevent Yissum or the University or the Researcher from obtaining, subject to the Company’s approval, any finance or grants from other entities for research outside the Field regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to or inconsistent with the rights granted to the Company in this Agreement or which limit in any manner the scope or terms of the license and rights granted to the Company hereunder. The results of any such research financed by other entities shall not form part of the Licensed Technology and shall not be subject to the License hereunder.

2.6.	Within 60 days of the end of each 12 months of a Research Program, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Research under the Research Program during the preceding year. In addition, Yissum shall cause the Researcher to provide progress reports to the Company no less than quarterly throughout a Research Program and shall respond to the Company’s reasonable requests for progress information from time to time.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.7.	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, are or will be commercially exploitable. Yissum makes no warranties whatsoever as to the commercial or scientific value of the Research Results.

2.8.	Should the Company choose to (a) retain the services of the Researcher or any other employee of the University in connection with the Research or the License; or (b) grant any benefit, including cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement. Notwithstanding the foregoing, the Researcher may become a member of the Company’s Scientific Advisory Board and may be compensated for such involvement, including by way of monetary compensation and option grants, all subject to a separate agreement to be entered to between Yissum, the Researcher and the Company.

3.	The License

3.1.	Yissum hereby grants the Company an exclusive, worldwide license to make commercial use of the Licensed Technology, in order to develop, have developed, manufacture, have manufactured, use, market, distribute, sell, have sold, export and import Products, subject to and in accordance with the terms and conditions of this Agreement (the “License”).

3.2.	Notwithstanding the provisions of Section 3.1, above, Yissum, on behalf of the University, shall retain the right, subject to any limitations otherwise set forth in this Agreement, (i) to make, use and practice the Licensed Technology for the University’s own internal non-commercial research and educational purposes; and (ii) to license or otherwise convey to other academic and not-for-profit research organizations, the Licensed Technology for use in non-commercial research.

4.	Term of the License

4.1.	The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country, Product-by-Product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of 15 years from the date of the First Commercial Sale in such country; provided, however, the foregoing shall not apply to any Commercial Product. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such postexpiration period. The term of this License for Commercial Products shall be through the date that the last issued Licensed Patent relating to such Commercial Product in any country expires and, in the absence of any such Licensed Patent, 20 years from the date hereof.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above and for the period relating to Commercial Products (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid non-exclusive license to the Know-How, and the Company shall have an irrevocable option to obtain an exclusive license to the Know-How by agreeing to pay Yissum           of the consideration set forth in Section 7.3 and 7.6 below, in respect of Net Sales and Sublicense Consideration received during the period of such license which shall continue for a period of two (2) years after termination of the later of the periods as referred to above and shall be renewed automatically for additional successive two (2) year periods, unless the Company or Yissum notifies the other Party in writing prior to the end of the then current two (2) year period that it does not wish the license to be renewed as aforesaid.

5.	Development and Commercialization

5.1.	The Company undertakes, at its own expense, to use its commercially reasonable efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with the Development Plans, a copy of which is attached to this Agreement as Appendix B. The Development Plans may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth in the Development Plans; provided, however, that changes to the specified dates for the achievement of the Milestones set forth in the Development Plans (the “Development Milestones”) shall be subject to Yissum’s prior written approval, not to be unreasonably conditioned, withheld or delayed. All terms and conditions of the License and this Agreement shall apply to the modified Development Plans and subsequent Development Results. Notwithstanding anything to the contrary contained herein, the Company undertakes to use commercially reasonable efforts to meet the Development Milestones.

5.2.	The Parties shall establish a steering committee (the “Committee”) to be a forum for the exchange of information between the Parties with respect to the exercise of the License. Each Party shall be entitled to designate two (2) representatives to the Committee (the “Committee Representatives”). The Committee shall meet at least once per calendar year. The Committee Representatives shall be bound by the confidentiality arrangements set out in this Agreement. For the avoidance of doubt, the Committee shall act only in an advisory capacity and shall not have decision-making powers.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than once per year concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed on a timely basis via the Committee concerning all material activities and changes to a Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum’s request, from time to time, provide Yissum via the Committee with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include descriptions of the progress and results, if any, of: (a) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plans, and a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sublicensee during the 12 month period prior to the report, (b) manufacturing, sublicensing, marketing and sales during the 12 month period prior to the report; (c) the Company’s plans in respect of the testing, undertaking of trials or commercialization of Products for the following 12 months; and (d) projections of sales and marketing efforts following the First Commercial Sale. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected – or actual – completion date of the development of a Product and the marketing thereof; as well as a description of any corporate transaction involving the Products or the Licensed Technology. If progress in respect of a Product differs from that anticipated in its Development Plan or a preceding Development Report, the Company shall explain, in its Development Report. The Company shall also make reasonable efforts to provide Yissum with any reasonable additional data that Yissum requires to evaluate the performance of the Company hereunder.

5.3.	[RESERVED]

5.4.	[RESERVED]

5.5.	If the Company shall not meet the milestones set forth in a Development Plan, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 17.9, below; or (iii) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company 120 days to cure such failure. If, to Yissum’s reasonable satisfaction, the Company is diligently taking measures to cure such failure, Yissum may, at its sole discretion, notify the Company in writing that it is extending the period given to cure such failure by an additional period of up to sixty (60) days. The Company’s failure to cure within the aforementioned cure period (or extended cure period) to Yissum’s reasonable satisfaction shall be a material breach of this Agreement, entitling Yissum to immediate termination under Section 15.2 below.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.6.	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

5.7.	Where legally permissible, the Company agrees to provide Yissum and/or the University (for no consideration) a reasonable number of units of any Product developed and/or manufactured under this Agreement, at the Company’s discretion, for internal academic research purposes only.

6.	Sublicenses

6.1.	The Company shall be entitled to grant Sublicenses under the License granted pursuant to Section 2.1 on terms and conditions in compliance and not inconsistent with the terms of this Agreement (except that the royalty rates may be different than those set forth in this Agreement). Such Sublicenses shall be made (i) for consideration and in arm’s length transactions; and (ii) to entities that the Company reasonably believes have the commercial and scientific capabilities and resources to continue the development and commercialization of Products as required pursuant to this Agreement.

6.2.	The Company shall notify Yissum in writing whether a proposed Sublicensee is an Affiliate or is otherwise related to the Company. In addition, the Company shall provide Yissum with an executed copy of the Sublicense agreement within 10 days of its execution. The Company will provide Yissum with an executed copy of any material amendments to the Sublicense agreement within 10 days of the execution of such amendment provided, however, that the Sublicense agreement may be redacted to the extent that it contains terms unrelated to the Licensed Technology.

6.3.	A Sublicensee shall be entitled to further Sublicense its rights under the Sublicense agreement, provided that any such further Sublicensee meets the criteria set forth in Section 6.1, and such further Sublicensee is a pharmaceutical company with annual revenues of at least US $100 million.

6.4.	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License, subject to the terms of Section 15.4.

6.5.	The Company shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the terms of this Agreement, including, Section 14 below, the breach of which terms shall be a material breach resulting in termination of the Sublicense. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Yissum of any breach of the material terms of a Sublicense, and shall copy Yissum on all correspondence with regard to such breach.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Furthermore, in the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development and/or commercialization of a Product pursuant to the terms of the Sublicense agreement, and will keep same confidential; and (ii) naming Yissum as a third party beneficiary with the right to directly enforce the use and confidentiality provisions described in Subsection (i) above and the reporting provisions set out in Sections 6.6 and 8.2 below.

6.6.	Without derogating from the generality of Section 6.5 above, the Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below. Upon reasonable request, the Company shall provide such reports to Yissum.

6.7.	Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company provided, however, that any such breach shall be subject to a cure period consistent with the terms of this Agreement.

6.8.	The Company shall not be entitled to grant any rights whatsoever in respect of the Licensed Technology or the Product to any third party, including rights of distribution/distributorship, except by means of a Sublicense or Subcontracting Agreement.

7.	License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License as set forth in Section 4 above:

7.1.	Royalties:

7.1.1.	Royalties at a rate of of Net Sales of Regulated Products by the Company or its Affiliates and for Commercial Products (the “Company Royalties”), subject to the Reductions.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.1.2.	Notwithstanding the foregoing the following provisions shall apply as to Regulated Products with respect to reductions in the Royalties payments (the “Reductions”):

Generic Competition: In the event that during the Term of the License (as defined in Section 4 above), there is any Generic Competition (as defined below) with respect to a particular Regulated Product in a particular country in which such Regulated Product is being sold, and for so long as such Generic Competition persists, the royalty amount payable to Yissum for sales of such Regulated Product (only) in such country shall be reduced by                      ..

For the purpose of this Section 7.1.2 only “Generic Competition” shall mean, with respect to a particular Regulated Product in a particular country, when (a) one or more Generic Product(s) are being marketed in such country; and (b) there are no Valid Claims covering such Regulated Product provided, however, that for defining a Generic Product in the United States the criteria will be either having no Valid Claim covering the United States or having Paragraph IV certification or regulatory exclusivity in respect of such Product, in such country.

“Generic Product” shall mean a product (a) containing an active pharmaceutical ingredient or component that is equivalent to the active ingredient or component in a particular Product being sold in a particular country; and (b) that has obtained regulatory approval by means of establishing equivalence to such Product; and (c) that is legally marketed in such country by an entity other than the Company, its Affiliates and/or Sublicensees; and (d) that at the end of the applicable calendar year, due to the marketing and sales of the Generic Product, there is a reduction in the volume of sales of such Product in such country by the Company, its Affiliates and/or Sublicensees, in comparison to the previous calendar year, by at least                      .

7.1.3.	Royalties of Net Sales of Products by Sublicensees at a rate equal to the lesser of (i) of Net Sales of Regulated Products and of Net sales of Commercial Products by the particular Sublicensee (or its Affiliates) or (ii) of any proceeds, or consideration or benefit of any kind whatsoever, that the Company or its Affiliates receive from such Sublicensee as a result of any sales of Regulated Products and Commercial Products by the Sublicensee (or its Affiliates subject to the deductions set out below), payable as to Regulated Products on a Product by Product and country by country basis,(the “Sublicense Royalties”) subject to the Reductions. The determination whether to pay pursuant to (i) or (ii) shall be made on a payment-by-payment basis.

(The “Company Royalties” and the “Sublicense Royalties” shall collectively be referred to as the “Royalties”)

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.1.4.	For purposes of determining royalty payments on sales of Combination Products, “Net Sales” shall be adjusted by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: “A” is the average sale price of the Product contained in the Combination Product when sold separately by the Company or its Affiliate; and “B” is the average sale price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other Additional Ingredients included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/(C+D) where “C” is the fair market value of the Product and “D” is the fair market value of all other Additional

Ingredients included in the Combination Product. In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and all other Additional Ingredients included in the Combination Product.

7.1.5.	In the event that the Company or an Affiliate of the Company is legally required to make royalty payments, and actually make such payments, at fair market terms after arms’ length negotiations, to one or more third parties to obtain a Third Party License from such third party(ies) in a particular country, the Company may offset such third-party payments against the royalty payments that are due to Yissum pursuant to Sections 7.1.1, 7.1.2 or 7.1.3 with respect to sales in such country; provided however, that in no event, shall the royalty payments to Yissum on Net Sales of such Product be reduced, on an annual basis, by more than as a result of the foregoing Third Party License deduction.

Notwithstanding Section 7.1.5, in the event the royalties the Company or its Affiliate are legally required to pay for a Third Party License as described in Section 7.1.5 relate to an Additional Ingredient included in a Combination Product, the Company shall not be entitled to reduce the royalty payments under Section 7.1.5.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.2.	Milestone Payments:

7.2.1.	The Company shall pay Yissum the following amounts in connection with the achievement of the following milestones for (whether by the Company, an Affiliate or a Sublicensee):

For Regulated Products

Milestone	Payment
Upon dosing of the first patient in the first in-human trial
Upon the dosing of the first patient in a pivotal Phase IIb/Phase III trial
Upon Approval of an NDA in the US
Upon approval of an equivalent marketing application in any EU country
Upon the first approval of an equivalent marketing application in either China or Canada

For Commercial Products

Milestone	Payment
Optimization
Small scale pilot plant

7.3.	Sublicense fees:

7.3.1.	Sublicense fees at a rate of of Sublicense Consideration.

8.	Reports and Accounting

8.1.	The Company shall give Yissum written notice of any (i) Sublicense Consideration received; (ii) First Commercial Sale made; or (iii) Milestone achieved; within 30 days of the particular event.

8.2.	Within 60 days after the end of each calendar quarter commencing from the earliest of (i) the First Commercial Sale; (ii) the grant of a Sublicense or receipt of Sublicense Consideration; or (iii) the occurrence of a Milestone, the Company shall furnish Yissum with a quarterly report (“Periodic Report”), certified as being correct by an executive officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, the total Sublicense Consideration received during the preceding quarter and the total Royalties, Sublicense Fees and, if relevant, any payments on account of the achievement of Milestone due to Yissum in respect of that period. Once the events set forth in Subsection (i), (ii) or (iii) above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties, Sublicense Fees or payments on account of the achievement of Milestone are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.3.	The Company shall pay the amounts due to Yissum for the reported period within 60 days of the presentation of the Periodic Report against an invoice issued by Yissum for such amounts. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported by the Bank of Israel on the last working day of the calendar quarter. Payment of value added tax or any other tax, charge or levy applicable to the payment to Yissum of the consideration as detailed in Section 7 above, shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. All payments made to Yissum by an Israeli entity shall be made without the withholding of any taxes, provided that Yissum shall supply such Israeli entity, at its request, with a tax certificate indicating an official exemption from tax withholding, for so long as Yissum has such a certificate. For the avoidance of doubt, if Yissum does not supply such certificate, the Israeli entity shall withhold taxes according to applicable law. All other payments to Yissum by non-Israeli entities shall be made without the withholding of any taxes where permitted by applicable law. Payments may be made by check or by wire transfer to the following account:

Name of Bank: Hapoalim

Bank Key: 12

Bank’s address: 1 Hamarpe Street, Jerusalem, Israel

Branch: Jerusalem Business Branch - 436

Bank account Number: 12-436-142-155001

Swift Code: POALILIT

8.4.	The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, certified as being correct by an executive officer of the Company, shall be submitted to Yissum within 90 days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”). The Annual Reports shall also include the Company’s sales and royalty forecasts for the following calendar year, if available.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.5.	Yissum will allow the Company a credit against future Royalties to be paid for Royalties previously paid on account of Net Sales the account receivable of which was subsequently written off by the Company; provided, if payment of any account for Net Sales which was deducted is subsequently paid, such account shall be deemed a part of Net Sales hereunder.

8.6.	Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours the Company’s and its Affiliates’ books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum may require that the Company, through the Auditors, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within 30 days after the Auditors deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.7 below. If the Parties cannot reach a reconciliation, either Party shall have the right to submit any dispute to an independent international accounting firm for final resolution. In the event that any final resolution confirms any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding 5% of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the cost of such inspection. The expenses associated with the engagement of the aforesaid international accounting firm shall be paid by the non-prevailing Party in such dispute.

8.7.	Any sum of money due Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus 5% per annum accumulated on a monthly basis.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.	Ownership

9.1.	All right, title and interest in and to the Licensed Technology vest and shall vest solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2.	All rights in the Development Results shall be solely owned by the Company, except to the extent that an employee of the University, including, the Researcher, is considered an inventor of a patentable invention arising from the Development Results, in which case such invention and all patent applications and/or patents claiming such invention (“Joint Patents”) shall be owned jointly by the Company and Yissum, as appropriate.

9.3.	[RESERVED]

10.	Patents

10.1.	Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Territory, at the Company’s expense (the “Ongoing Patent Expenses”). Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum. The Company agrees to have Yissum’s patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel’s directions. Notwithstanding the foregoing, Yissum agrees that in the event the Company grants a Sublicense or upon the Company executing a merger, acquisition or similar transaction, whichever first occurs, the Company shall have the right to notify Yissum that it desires to assume responsibility and decision-making for the filing, prosecution and maintenance of the Licensed Patents in the Territory, subject to the Company complying with the remainder of the provisions of this Article regarding consultation and payment (the “Patent Control Election”).

10.2.	The Company undertakes and warrants that no amounts utilized by the Company for such payment of Ongoing Patent Expenses or for the reimbursement of Yissum’s past documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A will be (i) funding provided by the Israel Innovation Authority (the “IIA”); (ii) funding that is earmarked as supplementary funding (“mimun mashlim”) for an IIA approved project; or funding provided to the Company from any other governmental or regulatory institution of the State of Israel.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.3.	Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing but subject to the Patent Control Election set out in Section 10.2, Yissum reserves the sole right, acting in good faith, to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.4.	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.5.	In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent, unless otherwise advised by counsel that a response is mandatory.

10.6.	The Company, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall ensure that its Sublicensee complies with the provisions of this Section.

10.7.	If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least 90 days written notice thereof to Yissum, and upon the expiration of the 90 day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology and Yissum shall be free to grant rights in and to such patent(s) or patent application(s) in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patent(s) or patent application(s) or the KnowHow related thereto in such territories. Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: United States, Canada, Japan, China, India, the United Kingdom, Germany and France. (the “Required Jurisdictions”) and Yissum agrees to file and prosecute the Licensed Patents in all such Required Jurisdictions and all additional jurisdictions which the Company requires, at the Company’s expense. Should the Company fail to do bear the costs and expenses or take in action in respect of the filing, prosecution and maintenance of the Licensed Patents in any one of the Required Jurisdictions, Yissum shall be entitled to terminate this Agreement subject to providing the Company with advance notice of 60 days and provided further that the Company failed to remedy such failure during such times, and without any need to compensate the Company in any manner.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.8.	The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

11.	Patent Rights Protection

11.1.	The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

11.2.	To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Yissum will have the right, at any time following the commencement of the Challenge Proceeding, to terminate this Agreement and the Royalty rates specified in this Agreement will be tripled with respect to Net Sales of Products that are sold, leased or otherwise transferred during the course of such Challenge Proceeding, and the percentage due to Yissum in respect of Sublicense Consideration will be tripled with respect to Sublicense Consideration during such period; provided, however, if a Sublicensee initiates a Challenge Proceeding, the Company shall have a 90-day period to enjoin the Sublicensee from undertaking the proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Yissum, (a) the Royalty rate with respect to Net Sales of Products and the percentage due to Yissum with respect to Sublicense Consideration will remain at such triple rate as aforesaid; and (b) Company will reimburse Yissum for all expenses incurred by Yissum (including reasonable attorneys’ fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Fees paid before or during the course of such Challenge Proceeding.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.3.	The Company shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action. The Company shall continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all material documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

If Yissum shall determine that the legal actions taken by the Company may adversely affect Yissum’s rights hereunder, Yissum shall be entitled to appoint its own counsel to represent it in such litigation at its expense. If the Company elects to commence an action as described above and Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, at the Company’s expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a)	the Company shall continuously provide Yissum with full information and copies of all material documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s comments in respect thereof will be taken into account;

(b)	any out of pocket expenses incurred by the Company or Yissum in connection with such action(s), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c)	if Yissum shall determine that a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Company shall make best efforts to ensure that such counsel chosen by Yissum is fully informed and receives all material necessary to adequately participate in such action; and

(d)	the Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this Section 11 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation to the Company.

The Company shall reimburse Yissum for any reasonable costs it incurs as part of an action brought pursuant to this Section where Yissum has not elected to join the action as a co-plaintiff at its own initiative.

11.4.	If the Company does not bring an action against an alleged infringer pursuant to Section 11.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within 180 days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such 180- day period, the Company shall have an additional period of 90 days from the end of the first 180-day period to conclude its negotiations before Yissum may bring an action for said infringement.

11.5.	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that where the aforementioned settlement, judgment or disposition does not have any bearing on Yissum or the Licensed Technology such consent shall not be required. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Yissum bring an action as set forth in Section 11.4 above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer unless the grant of such license would affect, limit or restrict the License granted pursuant to this Agreement in which case the Company’s consent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed.

11.6.	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Yissum.

11.7.	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.8.	The Company shall use its best efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology, and shall indemnify and hold harmless Yissum and the other Indemnitees (defined in Section 14.4 below) from and against all losses, damages and expenses arising in such regard. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

12.	Confidentiality

12.1.	For the purposes of this Agreement (i) “Yissum Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by Yissum or any of Yissum’s Representatives in connection with the Licensed Technology, Yissum, the University, the Researcher and other Representatives of Yissum and/or the University, whether in written, oral, electronic or any other form, except and to the extent that that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to Yissum or the University at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum’s or the University’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum or the University by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.2.	The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Yissum Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.3.	Notwithstanding the foregoing, the Company may only disclose the Yissum Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

(b)	to any potential third party investor, including, any government, public foundation and/or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement or is otherwise subject to comparable binders of confidentiality and non-use; and

(c)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.4.	Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.5.	Notwithstanding the foregoing, Yissum may only disclose the Company Confidential Information:

(a)	to the University and to those of the Representatives of Yissum and/or the University who have a “need to know” such information as necessary for the exercise of Yissum’s rights and/or performance of Yissum’s obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(b)	to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.6.	The Company shall be responsible and liable to Yissum for any breach by its Representatives, Affiliates, Subcontractors, Sublicensees and investors of the undertakings of confidentiality set forth in this Section 12 as if such breach were a breach by the Company itself.

12.7.	Yissum shall be responsible and liable to the Company for any breach by it, the University, the Researcher or their employees of the undertakings of confidentiality set forth in this Section 12.

12.8.	Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum; provided, however, the limitation set forth herein shall not apply as provided in Section 12.10. below.

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12.9.	Neither Party shall issue any press release or other media statement regarding the terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party, except as provided in Section 12.10 hereof.

12.10.	Notwithstanding any provision herein to the contrary, the Company shall have the right to mention the name of the University, Yissum and the Researcher and disclose information regarding the Licensed Technology, including without limitation, the existence of this Agreement, the subject matter of this Agreement, any published Licensed Patents, the subject of any Research or any general, non-confidential information relating to the Licensed Technology, without obtaining Yissum’s prior consent, in connection with any securities filings, any capital raising efforts and for public information purposes including press releases, industry conferences and media interviews.

12.11.	The provisions of this Section shall be subject to permitted publications pursuant to Section 13 below.

13.	Publications

13.1.	Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researcher, without first seeking the consent of the Company.

13.2.	The Company undertakes to reply to any such request for publication by Yissum within 30 days of its receipt of a request in connection with the publication of articles in scientific journals, and within 15 days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, the removal of any Company Confidential Information other than the publication of Research Results.

13.3.	Should the Company decide to object to publication as provided in subSection 13.2, the publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company, provided the Company’s objections to publication are adequately addressed.

13.4.	The provisions of this Section 13 shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

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14.	Liability and Indemnity

14.1.	TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE LICENSED PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT AND/OR THE EXERCISE OF THE LICENSE, INCLUDING, (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

14.2.	IN NO EVENT SHALL YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

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14.3.	The Company shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to or suffered by its employees or any Representatives of Yissum or the University (including the Researcher and his/her team), or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees and their respective business associates and customers of the Licensed Technology, the Development Results or any Product or exercise of the License.

14.4.	The Company undertakes to indemnify, defend and hold harmless Yissum, the University, and any of their respective Representatives (including the Researcher and his/her team) (herein referred to jointly and severally as “Indemnitees”) from and against any third party claim, investigation or liability including, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product, or Licensed Technology, or the exercise of the License (a “Claim”).

If any Indemnitee receives notice of any Claim, the Indemnitee shall, as promptly as is reasonably possible, give the Company notice thereof. Yissum and the Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given also in favor of, and shall be actionable by Yissum, the University and any director, officer or employee of Yissum or of the University, and by the Researcher.

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14.5.	Within thirty days of the Effective Date, the Company shall procure and maintain, at its sole cost and expense, policies of commercial general liability insurance reasonable commensurate with the nature of its business, stage of development, and in amounts that are customary in the industry for similar circumstances. Such policy shall name Yissum and the University as additional insureds. The policy or policies so issued shall include a “crossliability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name). If the Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of a $250,000 annual aggregate), such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be reasonably acceptable to Yissum.

The minimum amounts of insurance coverage required above shall not be construed to create a limit of the Company’s liability with respect to its indemnification obligations under this Section 14.

14.6.	The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least 15 days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such 15-day period, Yissum shall have the right to terminate this Agreement effective at the end of such 15 day period without notice or any additional waiting periods.

14.7.	The Company shall maintain, at its own expense, liability insurance as set forth in Section 14 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

15.	Termination of the Agreement

15.1.	Unless otherwise agreed by the Parties in writing, this Agreement shall terminate upon the occurrence of the later of the following: (i) the date of expiry of the last of the Licensed Patents anywhere in the Territory; (ii) the date of expiration of the last exclusivity on a Product granted by a regulatory or government body within the Territory; (iii) the expiry of a continuous period of 20 years during which there shall not have been a First Commercial Sale of any Product in any country in the Territory; and (iv) if the Company elects to obtain an exclusive license to the Know-How pursuant to Section 4 above - the date of expiry of the period of such exclusive license.

15.2.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.2.1	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

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15.2.2	upon breach of this Agreement, where such breach has not been remedied within 30 days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy. Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and the breaching party uses diligent good faith efforts to cure such breach, the stated period will be extended by a reasonable additional period of time to effect a cure, to be mutually agreed by the Parties.

15.3.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement immediately upon written notice to the Company in the following circumstances:

15.3.1	failure to meet a Development Milestone in accordance with Section 5.5;

15.3.2	if an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within 30 days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within 30 days of the performance thereof;

15.3.3	uncured lapse of insurance coverage under Section 14 above;

15.3.4	failure to defend against third party claims as required under Section 11 above;

15.3.5	if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in Section 11.2 above subject to the Company’s rights to enjoin any such proceeding initiated by a Sublicensee as set forth in Section 11.2.

15.4.	The Company may terminate this Agreement upon 60 days’ prior written notice to Yissum.

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15.5.	Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion. Notwithstanding the foregoing, any existing agreements that contain a Sublicense of the Licensed Technology shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, and provided that the Sublicensee is not then in breach of its Sublicense agreement Yissum shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Yissum which are not included in this Agreement.

The Company shall return or transfer to Yissum, within 30 days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum or its representatives for this purpose.

15.6.	The Company will prepare and present all regulatory filings necessary or appropriate in any country and will obtain and maintain any regulatory approval required to market Products in any such country, at all its own expense. Company will solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (1) Company will provide copies thereof to Yissum on an on-going basis; and (2) without derogating from Company’s assignment undertaking in this Section 15.6 below, upon termination of the License (in whole or in part), Company agrees that Yissum shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Products.

Upon the termination of the Agreement for any reason other than the expiration of its term or due to an uncontested, uncured breach by Yissum (as set forth in Section 15.2.2 above), the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to a Product, and all data contained in any of the foregoing) and files that relate to the Licensed Technology or the Product(s) (collectively, the “Assigned Development Results”). The Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

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In the event that the Development Results transferred and assigned to Yisum shall be licensed to a third party and shall generate license fees and/or royalties and/or sublicense fees to Yissum or Yissum’s designate or any assignee, then Yissum shall pay to the Company 25% of the Net Proceeds (as defined below) actually received by Yissum or Yissum’s designate or any assignee in respect of such license to such third party, until such time as the Company shall have received, in aggregate, the full amount of the documented out-of-pocket expenses actually incurred by the Company pertaining to the Development Results, less any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties (the “Development Reimbursement”). Yissum shall pay to the Company amounts, if any, payable under this provisions within 30 days of receipt of the relevant Net Proceeds. For the purpose of this section, “Net Proceeds” means royalties or license fees actually received by Yissum or Yissum’s designate or any assignee in respect of such license with a third party (excluding funds for research and/or development at the University, or payments for the supply of services) after deduction of unreimbursed costs and expenses resulting from the termination of this Agreement, including without limitation unreimbursed patent costs.

Without derogating from the force and effect of the foregoing assignment undertaking, the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the part (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an irrevocable grant by the Company to Yissum, binding upon all of the Company’s acquirers, successors and assignees, of an unrestricted, perpetual, irrevocable, worldwide, royalty-free, license to use, exploit, transfer and sublicense (on a multi-tier basis) the Assigned Development Results, for any and all purposes and uses. To the extent permitted by applicable law, such license will be exclusive.

Notwithstanding anything to the contrary in Section 11 (Confidentiality) or elsewhere in this Agreement, Yissum (on its own or via third parties) shall be entitled to freely exploit the Assigned Development Results without any obligation of confidentiality to the Company.

Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination or the License’s expiration. In the event that the Company terminates this Agreement, it shall be required to continue paying all Ongoing Patent Expenses for those Licensed Patents in existence on the date of notice of such termination, including expenses incurred by reason of examinations and extensions, for six (6) months following the effective date of such termination; provided such expenses are included as part of the Development Reimbursement. In addition, Sections 7, 8, 9, 12, 14, 15, 16 and 18 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

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16.	Law

16.1.	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Jerusalem exclusively, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment so obtained against it by Yissum and waives any rights or claims that it may have with respect to forum non-conveniens.

16.2.	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in Section 16.1 above, injunctive relief without proof of damages.

17.	Miscellaneous

17.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employeremployee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2.	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation provided in each case that such assignee agrees to be bound in writing by the terms and conditions of this Agreement .

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17.3.	No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

17.6.	Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

17.7.	Taxes. Monetary amounts mentioned in this agreement do not include value added tax (“VAT”), or any duties or other taxes.

17.8.	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision. In the event that the Parties fail to agree within 30 days, the head of the Israeli Bar Association (on his/her own or via a representative that he/she appoints) (“Deciding Expert”) will determine the text of the alternative provision, and each Party shall bear its own costs and the Parties shall equally bear the fees and expenses of the Deciding Expert. Each Party agrees that the determination of the Deciding Expert will be non-appealable, final and binding.

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17.9.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God or acts, omissions or delays in acting by any governmental authority provided that the non-performing Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.10.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.11.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

17.12.	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

18.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390

Israel

Facsimile: 972-2-6586689

Email: bob.trachtenberg@yissum.co.il

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To the Company at:

Scopus BioPharma Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170 Email:

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM		THE COMPANY

By:	/s/ Shani Bullock	By:	/s/ Morris Laster, MD

Name:	Shani Bullock	Name:	Morris Laster, MD

Title:	VP Business Developement Healthcare Yissum	Title:	CEO

Date:	August 14, 2019	Date:	August 8, 2019

I the undersigned, Dr. Dmitry Tsvelikhovsky, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Dmitry Tsvelikhovsky	August 14, 2019
Dr. Dmitry Tsvelikhovsky,	Date signed

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APPENDIX A

KNOW-HOW

Synthesis of CBD:

To a solution of                       (       ml) was added        (       g,        equiv.) in small portions at        ºC under stirring, followed by slowly additon of                             (       ml). The above mixture of oxidant was added           to a mixture of                    (       g,               ) in                          (                               . The solution was stirred at                                                                          . The mixture was quenched with water and solution of                    (                                          . Further extracted with                           times and washed with                    to remove residual of                   . The combined organic extracts were dried over             , filtered, and concentrated under vacuum. Purification of the crude product by                                                        (                         in             ) yielded pure                    (       g,       ) as a                    oil.

Synthesis of THCV:

                  ,                   (      ;        g,        equiv.),                                (              g,        equiv.),                     (       g,        equiv.),                    (       mg,        mol%) and              (       mg,        equiv.) were mixed together in        (       mL) at        ºC. After        h the solution was filtered on              with             , and evaporated to              volume. The mixture was extracted with saturated solution of                    (to remove                          ) and the aqueous layer was washed with                              times. The combined organic extracts were dried over             , filtered, and concentrated under high vacuum. Purification of the crude product by                                                        (                    in             ) yielded                                      with traces of              (       g,              yield,              oil), which was used as is for the next step.

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LICENSED PATENTS

6639	Optimizations for synthesis of dimethoxypropylbenzene in preparation process of THCV- Under filling
6640	Optimizations for synthesis of isopiperitinol in preparation process of CBD- Under filling

YISSUM		THE COMPANY

By:	/s/ Shani Bullock	By:	/s/ Morris Laster, MD

Name:	Shani Bullock	Name:	Morris Laster, MD

Title:	VP Business Development Healthcare Yissum	Title:	CEO

Date:	August 14, 2019	Date:	August 8, 2019

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Appendix B THE DEVELOPMENT PLAN (For Regulated Products)

CBG +THCV Derivatives and CBD Hybrid Molecules

Scopus Biopharma will take the CBG+THCV derivatives along with the CBD hybrid molecules (Novel Dima Molecules- NDM) generated as part of the research plan and perform in vitro receptor binding assays to be performed by an external contract laboratory. Following the in vitro screening process, phenotypic in vivo assays may be performed as well. Iterative chemical modifications might also be required. We expect this process to take up to 3 years from effective date of the license.

Based on the toxicity and efficacy profile of the in vitro receptor binding and in vivo phenotypic assays, a decision will be made as to which of the compounds would be selected for further development.

Next stage would involve indication selection, the testing of the specific NDM(S) in appropriate animal models. This stage may also take up to an additional 2 years. Following, ultimate lead selection, the molecule would be subject to a classical drug development pathway.

Scopus Biopharma will contract with a current Good Manufacturing Practice (cGMP) capable contract manufacturing organizations (CMOs) to procure the NDM drug substance. A CMO will be contracted to perform formulation development and DP analytical method development and qualification. Following selection of the injectable formulation that will be used for clinical trials and a trial run of manufacturing (i.e., engineering run), cGMP batches will be manufactured. Both the engineering and cGMP batches will be release tested and put on stability. This process will begin shortly after the start of the DS work (essentially concurrently). Additionally, metabolites of selected NDM will be procured/synthesized to serve as analytical reference standards and if warranted by the data for toxicological qualification.

Pre-clinical Development

Assay Development: Scopus Biopharma will contract with a Contract Research Organization (CRO) to develop and validate bioanalytical methods for rat, dog, and human plasma. Pharmacology: Scopus Biopharma will contract with qualified CRO(s) to perform standard Good Laboratory Practice (GLP) safety pharmacology studies. The studies will include in vitro hERG, subcutaneous (sc) rat central nervous system, sc rat respiratory system, and sc dog cardiovascular system, as well as additional studies if warranted by the data. All of the GLP safety pharmacology studies will utilize DS from either the engineering or cGMP batches.

Toxicology: In preparation for the initial IND filing, Scopus Biopharma will contract with qualified CRO(s) to perform sc rat and dog rising single dose +7-day repeated-dose rangefinding toxicity studies with toxicokinetics and sc rat and dog 28-day repeated-dose toxicity studies with toxicokinetics. Scopus Biopharma will contract out the performance of an in vitro hemolysis assay and an IV two species single dose local tolerance study.

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Clinical Development

Scopus Biopharma will contract out clinical trial related tasks to qualified CRO(s). The initial trial (i.e., the protocol to be included in the original IND filing) is anticipated to be a Phase 1 open label does escalation study of safety tolerance PK including bioavailability in healthy volunteers.

Following the completion of two Phase 1 safety, tolerability, and PK study in healthy volunteers, Scopus Biopharma plans to move to a Phase 2 randomized double blind study of tolerance including dose response, safety and PK in patients. Following the successful completion of the preliminary Phase 2 study, Scopus Biopharma will enter into a Phase 2b dose response study. Following the successful completion of the Phase 2b study, 2 pivotal Phase 3 trials randomized double blind study of efficacy, safety and population PK in patients. tolerance including dose response, safety and PK in patients.

Regulatory Submission

At the appropriate time, Scopus Biopharma plans to file a pre-IND meeting request with FDA to confirm that the planned CMC and nonclinical tasks will support the initiation of the proposed Phase 1 clinical trial. In this way, course corrections in the development plan can be made early on, expediting development and avoiding waste of resources. Following the completion of the Phase 1 clinical studies Scopus Biopharma will for and end of phase 1 (EOP) meeting. At the completion of the Phase 2 study we will file for an EOP2 meeting. Following the completion of the Phase 3 pivotal trials a pre-NDA meeting will be requested and an NDA will be filed.

Development Stage	Anticipated Timeline
Lead and indication selection
In vivo efficacy and preliminary toxicity
Complete IND enabling Pre-clinical studies
Phase 1 clinical studies start	Clinical studies may take between years depending on indication
Phase 2 start
Phase 3 start
NDA

NB: This development plan is subject to change based on circumstance and regulatory requirements.

DEVELOPMENT PLAN

(For Commercial Products)

(Cannabinoid Synthetic Pathway)

Following the filing of the two synthetic pathway patents, Scopus Biopharma will retain an appropriate consultant to perform a scientific and economic feasibility program for the synthetic production of CBD,THC and their precursors and derivatives. We anticipate this process to take approximately 3 months.

Following the scientific and economic feasibility plan, Scopus Biopharma will cause the initial feasibility study to be performed either in Prof Tsvelikhovsky’s laboratory or via a contract manufacturing service. This process is estimated at one year.

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PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE SUBJECT TO A CONFIDENTIAL INFORMATION REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

A                    year optimization phase will then need to be performed. Following optimization, a small scale           pilot plant will need to be setup. This will take another 12 months.

Development Stage	Anticipated Timeline
Scientific and economic feasibility
Synthetic feasibility
Optimization
Small scale pilot plant

NB: This development plan is subject to change based on circumstance and regulatory requirements.

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